UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): September 7, 2016
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Information.
On September 7, 2016, Bridgepoint Education, Inc. (the “Company”) executed a Stipulation and Consent to the Issuance of a Consent Order pursuant to which the Company consented to the issuance of a Consent Order (the “Consent Order”) by the Consumer Financial Protection Bureau (the “CFPB”) in full resolution of the CFPB’s allegations stemming from the Civil Investigative Demands the Company and Ashford University received from the CFPB in August 2015. The Consent Order includes payment by the Company of $8 million in penalties to the CFPB, payment by the Company of approximately $5 million to be used for restitution to students who incurred debt from student loans made by the Company’s institutions, and forgiveness by the Company of approximately $19 million of outstanding institutional loan debt. The Company expects to incur a charge of $21 million in the third quarter of 2016 related to the Consent Order, which excludes $9 million of bad debt expense the Company has previously recorded. The Consent Order also outlines certain compliance actions the Company must undertake, including that the Company must require certain students to utilize the CFPB’s Electronic Financial Impact Platform before enrolling in one of the Company’s institutions, the Company must implement a compliance plan designed to ensure its institutional loan program complies with the terms of the Consent Order, and the Company must submit reports describing its compliance with the Consent Order to the CFPB at designated times and upon request by the CFPB. The institutional loan programs were discontinued by the Company’s institutions before the CFPB investigation began.
On September 12, 2016, the Company issued a press release announcing the agreement reached with the CFPB. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Bridgepoint Education, Inc. dated September 12, 2016

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2016		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel